UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SIERRA BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2008

TO THE SHAREHOLDERS OF SIERRA BANCORP:

The Annual Meeting of Shareholders (the “Meeting”) of Sierra Bancorp will be held at the Main Office of Bank of the Sierra, 90 North Main Street, Porterville, California 93257 on Wednesday, May 21, 2008 at 7:30 p.m.

At the annual meeting, you will be asked to consider and vote on the following matters:

1. Election of Directors. Electing the following four individuals to serve as Class I directors until the 2010 annual meeting of shareholders and until their successors are elected and qualified:

Robert L. Fields	Lynda B. Scearcy
James C. Holly	Morris A. Tharp

2. Transacting such other business as may properly come before the Meeting and any and all adjournments thereof.

Only shareholders of record at the close of business on March 24, 2008 are entitled to notice of and to vote at the annual meeting. It is important that your shares be represented and voted at the Meeting. In particular, the Board of Directors of Sierra Bancorp strongly urges you to vote in favor of our nominees listed above, and not to sign any proxy which you may receive from Patricia Childress, who has filed proxy soliciting materials in opposition to management of Sierra Bancorp and indicated that she intends to nominate herself for election to the Board. More information concerning this matter is contained in the attached Proxy Statement. Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed YELLOW proxy card in the postage paid envelope provided, so that as many shares as possible may be represented. The vote of every shareholder is important and we will appreciate your cooperation in returning your executed proxy promptly. Each proxy is revocable and will not affect your right to vote in person if you attend the annual meeting. If you hold your shares in certificate form and attend the Meeting, you may simply revoke your previously submitted proxy and vote your shares at that time. If your shares are held by a broker or otherwise not registered in your name, you will need additional documentation from your record holder to vote your shares personally at the Meeting. Please indicate on the proxy whether or not you expect to attend the Meeting.

We appreciate your continuing support and look forward to seeing you at the annual meeting.

DATED: April 28, 2008	By Order of the Board of Directors

L. Diane Rotondo Secretary

SIERRA BANCORP

86 North Main Street

Porterville, California 93257

(559) 782-4900

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2008

INTRODUCTION

General

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of Sierra Bancorp (the “Company”), to be held at the Main Office of Bank of the Sierra, 90 North Main Street, Porterville, California at 7:30 p.m. on Wednesday, May 21, 2008 and at any and all adjournments thereof.

We expect to mail this Proxy Statement and accompanying Notice to shareholders on approximately April 28, 2008.

The matters to be considered and voted upon at the Meeting will be:

1. Election of Directors. To elect the following four individuals to serve as Class I directors until the 2010 annual meeting of shareholders and until their successors are elected and qualified:

Robert L. Fields	Lynda B. Scearcy
James C. Holly	Morris A. Tharp

2. To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

The Board of Directors has unanimously approved the nomination of the four individuals listed above as directors of Sierra Bancorp. As of the date of this proxy statement, Patricia L. Childress has filed proxy soliciting materials in opposition to management of Sierra Bancorp. Therefore, you may receive proxy soliciting materials from her. Your Board of Directors urges you to vote for our nominees for director, and not to sign any WHITE proxy card you may receive from Ms. Childress. We have not approved any statements which Ms. Childress has made or may make. See “ELECTION OF DIRECTORS.”

Questions About Voting

If you have any questions or need assistance returning your proxy, please contact our proxy solicitor, MacKenzie Partners, Inc., (212) 929-5500 (call collect) or call toll-free (800) 322-2885. You may also contact them by e-mail at proxy@mackenziepartners.com.

Revocability of Proxies

A YELLOW Proxy for use at the Meeting is enclosed. Any shareholder who executes and delivers a Proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. Only the latest dated proxy card you vote will be counted. We urge you to disregard any WHITE proxy card or any other proxy card sent to you by Ms. Childress.

You may also revoke your proxy by attending the Meeting and voting in person. If you hold your shares in certificate form and attend the Meeting, you may simply revoke your previously submitted proxy and vote your shares at that time. If you hold your shares in street name and you wish to vote in person at the Meeting, you must request your broker or nominee to provide you with a legal proxy in order to vote your shares at the Meeting. All shares represented by a properly executed Proxy received in time for the Meeting which has not been revoked will be voted by the proxy holders whose names are set forth in the accompanying Proxy in accordance with the instructions on the YELLOW proxy card. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted in favor of the election of the nominees for directors set forth herein and, if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

Solicitation of Proxies

The solicitation of the Proxy accompanying this Proxy Statement is made by the Company’s Board of Directors, and we will bear the costs of such solicitation, including preparation, printing and mailing costs. The proxies will be solicited principally through the mails, but directors and executive officers of the Company may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these proxy solicitation materials to shareholders whose stock in the Company is held of record by such entities, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained MacKenzie Partners, Inc. to assist in soliciting proxies for a fee of $25,000 plus expenses. Our expenses related to the solicitation in excess of those normally spent for an annual shareholders meeting as a result of the proxy contest and excluding salaries and wages of our regular officers and employees are expected to be approximately $75,000-$100,000, none of which had been spent as of April 14, 2008. Appendix A sets forth information relating to the Company’s directors, director nominees, and executive officers who are or may be considered “Participants” in our solicitation under the rules of the Securities and Exchange Commission (“SEC”) by reason of their position as directors or director nominees or because they may be soliciting proxies on our behalf.

VOTING SECURITIES

There were 9,521,273 shares of the Company’s common stock issued and outstanding on March 24, 2008, which has been set as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of our common stock is necessary to constitute a quorum at the Meeting for the transaction of business. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum but are not counted on any matters brought before the Meeting.

Each shareholder is entitled to one vote on each proposal per share of common stock held as of the record date. Shareholders do not have cumulative voting rights in connection with the election of directors. The election of four directors to serve until the 2010 Annual Meeting of Shareholders requires approval by a “plurality” of the votes cast by the shares of common stock entitled to vote in the election. This means that the four nominees who receive the highest number of properly cast votes will be elected as directors even if those nominees do not receive a majority of the votes cast. Shares represented by proxies that are marked with instructions to “withhold authority” for the election of one or more director nominees or that are not voted (whether by abstention, broker non-vote or otherwise) will not be counted in determining the number of votes cast for those persons. For all other matters, a majority of votes cast shall decide the outcome of each matter submitted to the shareholders at the Meeting. Abstentions will be included in vote totals and, as such, will have the same effect on proposals as a negative vote. Broker non-votes (i.e., the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter), if any, will not be included in vote totals and, as such, will have no effect on any proposal.

ELECTION OF DIRECTORS

Our Bylaws currently provide that the number of directors shall be not fewer than six nor more than eleven until changed by a bylaw amendment duly adopted by the vote or written consent of our shareholders. The Bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by a bylaw or amendment thereof or by a resolution duly adopted by the vote or written consent of our shareholders or by our Board of Directors. The exact number of directors is presently fixed at eight.

Pursuant to the Company’s Articles of Incorporation, the Board of Directors is divided into two classes, designated Classes I and II. The directors serve staggered two-year terms, so that directors of only one class are elected at each Annual Meeting of Shareholders. At the Meeting, shareholders will be asked to elect the following four Class I directors whose terms expire this year, for an additional term of two years:

Robert L. Fields	Lynda B. Scearcy
James C. Holly	Morris A. Tharp

Since shareholders do not have cumulative voting rights in the election of directors, a plurality of the votes cast is required for the election of directors. This means that the four nominees who receive the highest number of properly cast votes will be elected as directors even if those nominees do not receive a majority of the votes cast. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will become unavailable.

The following table sets forth information as of March 24, 2008 concerning the common stock ownership of (i) each of the persons nominated by the Board of Directors for election as directors, (ii) each of our directors and executive officers, and (iii) our directors and executive officers as a group. In addition, the table provides a description of the business experience of each of these individuals for the past five years, as well as the individuals’ ages and in the case of directors, certain information concerning their terms of office. All of the directors and executive officers have served in the capacities listed in the table for at least the past five years unless otherwise indicated.

Name, Address and Offices Held with the Company[1]	Business Experience for the Past Five Years[2]	Age	Term to Expire/ Director Since	Common Stock Beneficially Owned on March 24, 2008
				Number of Shares[3]		Vested Option Shares[4]	Percentage of Shares Outstanding[5]
Morris A. Tharp Chairman of the Board	President and Owner, E.M. Tharp, Inc. (Truck Sales and Repair)	68	2010/ 2000 (1977)[6]	434,480		65,000	5.21%

Albert L. Berra Director	Orthodontist/Rancher (Owner, Albert L. Berra, DDS and Berra Farms)	67	2009/ 2000 (1977)[6]	293,787	[7]	30,000	3.39%

Robert L. Fields Director	Retired Jeweler (formerly Owner, Bob Fields Jewelers 8)	80	2010/ 2000 (1982)[6]	530,949		5,000	5.63%

James C. Holly President, Chief Executive Officer and Director	President and Chief Executive Officer, Bank of the Sierra and Sierra Bancorp	67	2010/ 2000 (1977)[6]	508,104	[9]	5,000	5.39%

Vincent L. Jurkovich Director	President and Owner, Porterville Concrete Pipe, Inc. (Manufacturer of Concrete Pipe)	80	2009/ 2000 (1977)[6]	147,450		94,500	2.52%

Lynda B. Scearcy Director	Tax Partner, McKinley Scearcy Associates (Accounting and Consulting Firm)	62	2010/ 2007 (2007)[6]	2,368	[10]	—	0.02%

(Table continues and footnotes appear on following page.)

Name, Address and Offices Held with the Company[1]	Business Experience for the Past Five Years[2]	Age	Term to Expire/ Director Since	Common Stock Beneficially Owned on March 24, 2008
				Number of Shares[3]		Vested Option Shares[4]	Percentage of Shares Outstanding[5]
Robert H. Tienken Director	Retired Realtor and Farmer (formerly Owner, Tienken Realty8)	88	2009/ 2000 (1977)[6]	190,311		25,000	2.26%

Gordon T. Woods Director	Owner and Operator, Gordon T. Woods Construction (Manufacturer and Installer of Commercial Grade Filtration Systems)	72	2009/ 2000 (1977)[6]	31,386	[11]	30,000	0.64%

Kenneth R. Taylor Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer, Bank of the Sierra and Sierra Bancorp	48	n/a	3,500		21,400	0.26%

James F. Gardunio Executive Vice President and Chief Credit Officer	Executive Vice President and Chief Credit Officer, Bank of the Sierra and Sierra Bancorp [12]	57	n/a	—		15,000	0.16%

Kevin J. McPhaill Executive Vice President and Chief Banking Officer	Executive Vice President and Chief Banking Officer, Bank of the Sierra and Sierra Bancorp [13]	35	n/a	6,510	[14]	3,400	0.10%

Directors and Executive Officers as a Group (11 persons)				2,148,845		294,300	24.89%

[1]	All offices held apply to both Bank of the Sierra and Sierra Bancorp. The business address of each of the executive officers and directors is 86 North Main Street, Porterville, California 93257.
[2]

None of the companies listed in this column or in related footnotes, other than Bank of the Sierra, are affiliates of Sierra Bancorp. All positions listed have been held for a period of at least five years unless otherwise indicated.

[3]

Except as otherwise noted, may include shares held by such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person is the sole beneficiary and has pass-through voting rights and investment power.

[4]

Represents option shares which are vested or will vest within 60 days of March 24, 2008 pursuant to the Company’s Stock Incentive Plan. See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Grants of Plan-Based Awards” and “Compensation of Directors.”

[5]

This percentage is based on the total number of shares of the Company’s common stock outstanding, plus the numbers of option shares for the applicable individual or group which are vested or will vest within 60 days of March 24, 2008 pursuant to the Company’s Stock Incentive Plan. See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Grants of Plan-Based Awards” and “Compensation of Directors.”

[6]	Year first elected or appointed a director of Bank of the Sierra.
[7]

Includes 80,000 shares held by Berra Investments, a limited partnership in which Dr. Berra and his wife are general partners; and 18,036 shares held by the Albert L. Berra, DDS Profit Sharing Plan, of which Dr. Berra is trustee; as to all of which shares he has sole voting and dispositive power.

[8]	This former occupation ended more than five years ago.
[9]

Includes 30,000 shares held by Holly Farms, L.P., a limited partnership of which Mr. Holly is a general partner, as to which shares he has sole voting power and shared dispositive power. Also includes 126,694 pledged shares.

[10]	Includes 50 shares held by a special needs trust of which Ms. Scearcy is successor trustee, as to which shares she has sole voting and dispositive power.
[11]

Does not include 134,598 shares held by Filinco, Ltd., as to which shares Mr. Woods’ spouse and daughters have sole voting and investment power and as to which Mr. Woods disclaims beneficial ownership.

[12]

Mr. Gardunio was appointed Senior Vice President and Chief Credit Officer of Sierra Bancorp and Bank of the Sierra on February 7, 2005. Previously, he served as First Vice President and Special Assets Manager at Community Bank of Central California in Salinas, California since August 2002.

[13]

Mr. McPhaill was appointed Executive Vice President and Chief Banking Officer of Sierra Bancorp and Bank of the Sierra on January 1, 2006. Previously, he served as Vice President at Bank of the Sierra’s Hanford Branch from June 2001 through December 2005.

[14]	All of these shares are pledged.

As discussed below under “CORPORATE GOVERNANCE – Director Nomination Procedures, Qualifications and Related Matters,” the Company’s established policies and procedures for considering potential directors include, among other things, an evaluation of the need to expand the Board for any specific purpose, and a specific list of attributes considered desirable for every director. The independent directors of the Company, in accordance those policies and procedures, have carefully considered the suitability of adding Patricia Childress to the Board. In so doing, the independent directors reviewed and evaluated information provided by Ms. Childress concerning her background and experience in light of their assessment of the Company’s needs. The independent directors concluded that it was not in the best interests of the Company and its shareholders to recommend Ms. Childress as a director. The independent directors believe that the Company should limit Board additions to qualified individuals who would provide additional breadth of expertise, or represent regions which are within the Company’s geographic footprint but not currently represented by the existing directors. Consistent with this philosophy, the Company added Lynda Scearcy, a certified public accountant, to the Board in December 2007 to augment the financial expertise of the Board and the Audit Committee.

The Board of Directors unanimously recommends a vote FOR the election of Sierra Bancorp’s nominees for election as directors listed above and set forth on the Company’s YELLOW proxy card.

CORPORATE GOVERNANCE

General

The Board of Directors believes that it is important to encourage the highest level of corporate ethics and responsibility and has fully implemented the corporate governance requirements of Nasdaq and the Securities and Exchange Commission (the “SEC”).

Code of Ethics

We have adopted a Code of Ethics which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interests. Under the terms of the Code of Ethics, directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics.

Procedures for Reporting Concerns about Accounting, Internal Accounting Controls or Auditing Matters

As a mechanism to encourage compliance with the Code of Ethics, we have established procedures for (i) receiving, retaining and addressing complaints received regarding accounting, internal accounting controls or auditing matters; (ii) allowing employees to anonymously report any problems they may detect with respect to such matters; and (iii) reporting any suspected violations of the Code or of law. The Code of Ethics also prohibits the Company from retaliating against any director, officer or employee who makes a good faith report of a suspected violation of the Code or of law (even if the report is mistaken), or against anyone who assists in the investigation of a reported violation.

Director Independence

The overwhelming majority of the members of our Board of Directors have historically been independent, and our Audit and Compensation Committees are comprised solely of independent directors in accordance with SEC and Nasdaq requirements. The Board has determined that all of its directors, other than the President and Chief Executive Officer, are “independent” as that term is defined by the Nasdaq rules.

Director Attendance

Board and Committee Meeting Attendance. During the fiscal year ended December 31, 2007, our Board of Directors held a total of thirteen meetings. Each incumbent director who was a director during 2007 attended at least 75% of the aggregate of (a) the total number of such meetings and (b) the total number of meetings held by all committees of the Board on which such director served during 2007 (or during such shorter period as such person served as a director during 2007), except for Lynda Scearcy, who was appointed as a director effective December 20, 2007 but was not able to attend the one meeting held during the time she served as a director in 2007.

Director Attendance at Annual Meetings of Shareholders. The Board believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. The Company’s policy is to encourage, but not require, attendance by each director at the Company’s annual meeting of shareholders. All of our then current directors attended our Annual Meeting of Shareholders in 2007.

Shareholder Communications with Board of Directors

Shareholders may communicate with the Board of Directors or with any individual director by mailing a communication to our principal executive offices addressed to the Board of Directors or to the individual director. All of such communications, except those clearly of a marketing nature, will be forwarded unopened directly to the appropriate director or presented to the full Board of Directors at the next regularly scheduled Board of Directors’ meeting.

Director Nomination Procedures, Qualifications and Related Matters

Procedure for Consideration of Director Nominees. As discussed below under “COMMITTEES OF THE BOARD,” the Company does not have a standing nominating committee, and nominations for directors are instead made by the full Board. Since the Board does not have a formal nominating committee, the independent directors first consider all matters relating to director nominations at the appropriate Board meeting, after which they make a recommendation to the full Board, which then acts on such recommendation. The Company does not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Board does not have a separate charter concerning the director nomination process, but has adopted the following policies and procedures concerning this process by Board resolution:

Prior to making any recommendations to the full Board concerning the nomination of directors for each year’s annual meeting, the independent directors shall (i) evaluate the performance, attendance records of, and any loans or other transactions between the Company or the Bank and each of the current Board members proposed for reelection, and on that basis consider the appropriateness of such members standing for reelection; (ii) review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as a directors of the Company; (iii) consider the need to augment Board for any specific purpose; (iv) review and consider any additional requests from outside parties to serve as directors; (v) if a new nominee is needed, determine the specific skills and experience desired in a new director; and (vi) in such case, identify potential nominees who have such skills and experience, determine whether the potential nominees are shareholders of the Company, investigate the potential nominee’s background, develop personal knowledge about the candidate, develop a consensus of the directors with respect to which potential nominee would be best suited for the position, determine whether the candidate is interested, and vote on the recommendation.

In identifying and evaluating potential nominees, the independent directors shall consider recommendations from officers, directors or employees of the Company and the Bank, as well as persons recommended by shareholders of the Company, and shall evaluate persons recommended by officers, directors or employees in the same manner as those recommended by shareholders in selecting Board nominees.

Director Qualifications. In considering possible candidates for election as a director, the independent directors shall be guided by the principle that each director should: (i) be an individual of the highest ethical character and integrity; (ii) have substantial experience which is of particular relevance to the Company; (iii) have the ability and willingness to devote sufficient time to the affairs of the Company; (iv) have a meaningful financial stake in the Company so as to assure that every director’s interests are aligned with those of the shareholders; (v) be knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage; (vi) live or work within 25 miles of an existing or proposed office of the Bank; (vii) have an excellent personal and professional reputation in and commitment to one or more communities in which the Company does business; (viii) serve or have served as chief executive officer or in another position of active leadership with a business or professional interest located within the market areas served by the Company and its subsidiaries; (ix) have an inquiring mind, a willingness to ask hard questions, and the ability to work constructively with others; (x) have the ability and desire to exercise independent thinking when considering matters brought before the Board, and not be unduly influenced by the opinions of others; (xi) have no conflict of interest that would interfere with his or her performance as a director; and (xii) have the capacity and desire to represent the best interests of the shareholders as a whole and not primarily a specific interest group or constituency.

In considering the desirability of any particular candidate as a potential director, the independent directors shall also consider the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the Company. While the Board believes that every director should possess as many as possible of the above attributes, it has not established any specific group of such attributes as “minimum qualifications” for serving as a director.

Consideration of Shareholder Recommendations. In considering any additional requests from outside parties to serve as directors, including parties recommended by shareholders, the independent directors shall follow the same principles outlined above, and shall request of any potential nominee such information, including a completed Directors’ and Officers’ Questionnaire of the same type completed by each of the Company’s existing directors and executive officers each year in connection with the preparation of the Company’s proxy materials, as the independent directors deem necessary to enable them to properly evaluate such person’s qualifications and to be aware of any information concerning such person which might require disclosure to shareholders pursuant to the SEC rules concerning proxy statements.

A shareholder wishing to submit recommendations for director candidates for election at an annual meeting of shareholders must do so in writing by December 15 of the previous calendar year, and must include the following in the written recommendation: (i) a statement that the writer is a shareholder and is proposing a candidate for consideration; (ii) the name and contact information for the candidate; (iii) a statement of the candidate’s business and educational experience; (iv) information regarding the candidate’s qualifications to be director; (v) the number of shares of the Company’s stock owned either beneficially or of record by the candidate and the length of time such shares have been so owned; (vi) the written consent of the candidate to serve as a director if nominated and elected; (vii) information regarding any relationship or understanding between the proposing shareholder and the candidate; (viii) a statement that the proposed candidate has agreed to furnish to the Company all information (including a completed Directors’ and Officers’ Questionnaire as described above) as the Company deems necessary to evaluate such candidate’s qualifications to serve as a director; and (ix) as to the shareholder giving the notice (a) the name and address of the shareholder and (b) the number of shares of the Company’s stock which are owned beneficially or of record by the shareholder.

Nominations by Shareholders. The procedures for nominating directors (as opposed to making recommendations pursuant to the above procedure), other than by the Company, are set forth in our Bylaws, which provide in pertinent part as follows:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Notice of intention to make any nominations by a shareholder shall be made in writing and shall be delivered or mailed to and received by the Secretary of the Corporation not less than one hundred twenty (120) calendar days in advance of the date corresponding to that on which the Corporation’s proxy statement was released to the shareholders in connection with the previous year’s annual meeting of shareholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the shareholder must be received by the Secretary of the Corporation not later than the close of business on the later of (i) one hundred and twenty (120) days prior to such annual meeting; or (ii) ten (10) days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2(d) of these Bylaws…. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder and the beneficial owner, if any, on whose behalf the nomination is made; and (e) the number of shares of voting stock of the Corporation owned beneficially and of record by the notifying shareholder and such beneficial owner.”

For our 2009 Annual Meeting of Shareholders, written notice of intention to make any nominations must be received no later than December 29, 2008. As of the date of this proxy statement, Patricia L. Childress has recommended herself to the Board as a candidate and has submitted a timely notice of intention to nominate herself pursuant to the Bylaws. The independent directors have chosen not to recommend her for nomination at this year’s annual meeting (see “ELECTION OF DIRECTORS” above).

COMMITTEES OF THE BOARD

Audit Committee

General. The Board of Directors has, among others, a standing Audit, Compliance and CRA Committee (the “Audit Committee”), composed of directors Berra (Chairman), Jurkovich, Scearcy, Tharp, Tienken and Woods, each of whom is an independent director as defined by the rules of Nasdaq. Each member of the Audit Committee also meets the independence criteria prescribed by applicable law and the rules of the SEC for Audit Committee membership. Each Audit Committee member meets Nasdaq’s financial knowledge requirements and has substantial experience as the chief executive officer or equivalent of his or her respective business or profession. In addition, at least one member of the Audit Committee has the requisite financial sophistication required under the rules of Nasdaq for one such member. While the Board believes that each member of the Audit Committee is highly qualified to discharge his or her duties, the Board has not designated any particular member of the Audit Committee as an “audit committee financial expert” under the SEC’s rules.

During the fiscal year ended December 31, 2007, the Audit Committee held a total of twelve meetings. The purpose of this committee, with respect to its audit duties, is to meet with the Company’s outside auditors, in order to fulfill the legal and technical requirements necessary to adequately protect the Company’s directors, shareholders, employees and depositors. It is also the responsibility of the Audit Committee to select the Company’s independent registered public accounting firm and to make certain that this firm has the necessary freedom and independence to freely examine all company records. Further, the Audit Committee pre-approves all audit and permissible non-audit services to be performed by the independent public accountants, with certain de minimis exceptions. Each year the committee reviews the risk management assessment of the Company’s branches, credit centers and operating units and assigns priorities for the year to have independent reviews conducted by loan, operational, information systems and compliance teams hired by the committee. The committee meets with such independent review consultants on at least an annual basis and approves the contractual basis of each engagement letter and arrangement under consideration. Further, as part of its regular monthly meeting schedule, the committee meets on a quarterly basis to review the Company’s Form 10-Q. Also, the committee meets with the accounting audit partner in charge of the engagement, who presents the audited consolidated financial reports to the committee upon completion of the annual engagement. The committee receives and reviews management letters and all reports of external independent firms which have been contracted to perform agreed upon procedures for the benefit of the Company and the committee. Additionally, the committee receives and reviews all Reports of Examination prepared by regulators regarding safety and soundness, compliance, or other examinations performed by such agencies. As part of its responsibilities, the committee also receives, reviews and approves any and all management initiated responses to engagements conducted by independent consultant firms or regulatory agencies, prior to their dispersal to the appropriate reviewing agent. Finally, the Audit Committee has ultimate responsibility for determining matters of interpretation with respect to the audit and accounting related portions of our Code of Ethics, and for making all final decisions concerning any disciplinary actions relating to those portions of the Code.

Audit Committee Charter. The Board of Directors has adopted an Audit Committee charter, which outlines the purpose of the Audit Committee, delineates the membership requirements and addresses the key responsibilities of the committee. A copy of the charter was attached as an appendix to the Company’s Proxy Statement for the 2006 Annual Meeting of Shareholders.

Audit Committee Report. The Audit Committee has reviewed and discussed with management our audited consolidated financial statements as of and for the fiscal year ended December 31, 2007. The committee has discussed with our independent public accountants, which are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 114, including their judgments as to the quality of our financial reporting. The committee has received from the independent public accountants written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended, and discussed with the independent public accountants the firm’s independence from management and from the Company. In considering the independence of our independent public accountants, the committee took into consideration the amount and nature of the fees paid the firm for non-audit services, as described on page 23 below. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

In reliance on the review and discussions described above, the committee recommends to the Board of Directors that the year-end audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Submitted by:
Albert L. Berra, Chairman
Vincent L. Jurkovich	Morris A. Tharp
Lynda B. Scearcy	Robert H. Tienken
Gordon T. Woods

Nominating Committee

The Board does not have a standing Nominating Committee, as the Board of Directors is composed almost entirely of independent directors, and is sufficiently small as to make action by committee unnecessary for purposes of managing nominations. Since the Board does not have a formal nominating committee, the independent directors first consider all matters relating to director nominations at the appropriate Board meeting, after which they make a recommendation to the full Board, which then acts on such recommendation. The specific procedures and criteria which the independent directors follow and consider in making their recommendations to the Board concerning nominations for directors are described above under “CORPORATE GOVERNANCE – Director Nomination Procedures, Qualifications and Related Matters.”

Compensation Committee

General. The Board of Directors has a Compensation Committee, of which directors Berra (Chairman), Fields and Woods are members. The Compensation Committee met three times during 2007. All of the members of the Compensation Committee are “independent” directors under the Nasdaq rules. The primary functions of this committee are to (i) consider and make recommendations to the Board of Directors concerning the Company’s incentive compensation plans and equity-based plans in which directors and executive officers may be participants; (ii) annually review and make recommendations to the Board concerning the compensation arrangements for all executive officers; (iii) review and make recommendations to the Board concerning any salary continuation agreements or other contractual arrangements with any officers; (iv) have the ultimate responsibility for determining matters of interpretation with respect to the non-audit and accounting related portions of our Code of Ethics, and for making all final decisions concerning any disciplinary actions relating to those portions of the Code; (v) produce an annual report on executive compensation, and review and approve the Compensation Discussion and Analysis appearing in the Proxy Statement; (vi) review and make recommendations to the Board concerning salary ranges for graded personnel, as well as personnel policies and any similar documents relating to personnel matters which require Board approval; and (vii) annually review group health insurance and workers compensation insurance, and make recommendations to the Board with regard to carriers and potential changes in coverage.

Compensation Committee Charter. The Board of Directors has adopted a Compensation Committee charter, which outlines the purpose of the Compensation Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. A copy of the charter was attached as an appendix to the Company’s Proxy Statement for the 2007 Annual Meeting of Shareholders.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions. The persons named above were the only persons who served on the Compensation Committee during the fiscal year ended December 31, 2007. None of these individuals has ever been an officer or employee of the Company or any of its subsidiaries. None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Compensation Committee Report. In performing its oversight role, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be filed on Schedule 14A with the SEC.

Submitted by the Compensation Committee of the Board of Directors.

Albert L. Berra, Chairman

Robert L. Fields

Gordon T. Woods

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our primary objectives with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, and to align their interests with those of our shareholders. To that end, we strive to implement compensation plans that are competitive relative to other publicly-traded banking institutions that are relatively similar in certain defined respects, and to maintain a substantial level of at-risk compensation for our executives that is, in part, dependent upon the Company’s financial performance. Compensation for our Named Executive Officers consists primarily of the following elements, which are discussed in greater detail below: base salary; an annual formulary incentive bonus in the case of the Chief Executive Officer (the “CEO”), and annual discretionary bonuses based on performance guidelines in the case of the other Named Executive Officers; and long-term incentive awards, including stock option grants, salary continuation agreements, and split-dollar insurance benefits. The Compensation Committee evaluates and adjusts the weighting of these components relative to overall compensation from time to time to support Company objectives. The committee and the Board also believe it is important to address internal pay equity considerations, so that the compensation of the CEO is fair and reasonable in relation to that of the other Named Executive Officers, and the compensation of the other Named Executive Officers is reasonable in relation to each other given their relative duties and responsibilities, level of experience, and certain other relevant factors. We do not have employment agreements with our Named Executive Officers, but we do provide salary continuation agreements as described below.

Process for Making Compensation Decisions

Roles of the Compensation Committee and the Compensation Consultant. The Compensation Committee has responsibility for reviewing executive compensation, and making recommendations to the Board with regard to appropriate target compensation levels and compensation component weightings for all of the Named Executive Officers in alignment with our compensation philosophy. Compensation includes the primary components listed in the previous paragraph, as well as any perquisites, or special or supplemental benefits. In making its recommendations to the Board, the Compensation Committee evaluates compensation for comparable positions at peer institutions, the relative financial performance of the Company, recommendations of the CEO (in the case of the other Named Executive Officers), internal pay equity, the past performance and future goals of the CEO, and independent analysis performed by the Committee. The specific factors considered are discussed in detail under “Targeted Compensation” and “Elements of Executive Compensation.” The committee has the authority to engage consultants and request other information as needed to fairly measure and evaluate the overall compensation of the Named Executive Officers. In 2007, the Compensation Committee retained the services of Towers/Perrin, a professional services firm, as a compensation consultant to perform a peer compensation study.

Role of the Chief Executive Officer. The CEO annually reviews the performance of the Named Executive Officers other than himself, and presents his conclusions and recommendations based on those reviews to the Compensation Committee. In 2007, the CEO considered the Towers/Perrin study and the stated objectives of the Compensation Committee and the Board in formulating his recommendations for base salary adjustments, target bonus amounts, and equity awards. The committee can exercise its discretion in modifying the CEO’s recommendations before making its recommendations to the Board, but generally accepts them as presented. The CEO is not a member of the Compensation Committee, but is invited to attend meetings of the committee as necessary to provide input and recommendations on compensation for the other Named Executive Officers. The CEO is not involved with any aspect of determining his own pay.

Targeted Compensation

As discussed above under “Roles of the Compensation Committee and the Compensation Consultant,” the Compensation Committee engaged Towers/Perrin in 2007 to perform a peer compensation study in order to assist in establishing targeted levels and components of compensation for the Named Executive Officers. The peer group consists of 16 publicly traded bank holding companies which provide general banking services, located primarily in non-metropolitan areas in California or Oregon, with assets between 50% and 200% of those of the Company (the “Peer Group”). 15 For future studies, the Peer Group will be subject to modification to ensure that it meets the desired comparison criteria. The Towers/Perrin study provides an analysis of base salary, short-term incentives, and long-term incentives (defined in the study as the present value of expected future gains on stock option grants, calculated using FAS 123 methodology) (collectively, “Total Direct Compensation”), for Peer Group officers equivalent to the Named Executive Officers for whom compensation information is publicly disclosed. Direct proxy matches were available for the CEO, the Chief Financial Officer, and the Chief Credit Officer. The fourth highest paid individual in the Peer Group disclosures was used for comparative data for the Chief Banking Officer, since that specific position did not appear in most of the disclosures for the companies comprising the Peer Group.

An important element in determining targeted Total Direct Compensation for the Named Executive Officers was the Company’s performance relative to peer institutions. For 2007, the Company outperformed every single member of the Peer Group with respect to return on equity. Furthermore, the Company has consistently placed high in U.S. Banker magazine’s periodic lists of the top-performing publicly-traded banks in the nation, based on return on equity: the Company ranked second for mid-tier banks in the “Top 25 Banks of 2008” list; it was number 10 in the 2007 “Top 200 Mid-Tier Banks” list; and it was number 13 in the “Top 100 Mid-Tier Banks” list published in 2006.

[15]

The Peer Group consisted of the following 16 bank holding companies located in California and Oregon: American River Bankshares, Rancho Cordova, California; Bank of Marin Bancorp, Novato, California; Capital Corp of the West, Merced, California; Cascade Bancorp, Bend, Oregon; Columbia Bancorp, The Dalles, Oregon; Farmers & Merchants Bancorp, Lodi, California; First Northern Community Bancorp, Dixon, California; Harrington West Financial Group, Inc., Solvang, California; Heritage Commerce Corp, San Jose, California; North Valley Bancorp, Redding, California; Pacific Continental Corporation, Eugene, Oregon; Pacific Mercantile Bancorp, Costa Mesa, California; Premier West Bancorp, Medford, Oregon; Provident Financial Holdings, Inc., Riverside, California; San Joaquin Bancorp, Bakersfield, California; and Trico Bancshares, Chico, California.

Based on the Company’s superior financial performance relative to peer institutions, information in the Towers/Perrin study, recommendations of the CEO (in the case of the other Named Executive Officers), individual performance, and independent analysis performed by the Compensation Committee, the committee determined that the Peer Group’s 75th percentile for Total Direct Compensation is an appropriate target level for Total Direct Compensation for the Named Executive Officers. However, the committee also felt that for those Named Executive Officers whose Total Direct Compensation was not already close to the 75th percentile, target compensation should be stepped up over time rather than making an immediate adjustment. Furthermore, the committee felt that the principle of internal equity should generally take precedence over this goal, and Total Direct Compensation for an individual Named Executive Officer might thus exceed or fall short of the 75th percentile target for any given year. With regard to the components of Total Direct Compensation, the goal of the Compensation Committee was to maintain a substantial level of “at risk” compensation while ensuring that neither base salary nor short-term incentive compensation are substantially below the Peer Group’s 50th percentile.

The aforementioned variables being duly analyzed and considered, the Compensation Committee came to a unanimous conclusion concerning appropriate targets for base salaries, short-term incentives, and long-term incentives for the Named Executive Officers. The committee then presented its recommendations to the Board, which unanimously approved those recommendations. This resulted in an increase to the Named Executive Officers’ base salaries and short-term incentive potential, while no changes were made to the level of stock option grants.

Elements of Executive Compensation

Base Salary. Base salaries for our executives are dependent on the scope of their responsibilities, taking into account competitive market compensation paid by similar companies for comparable positions. Generally, we believe that executive base salaries should be targeted so as not to be substantially below the 50th percentile of the Peer Group for executives in similar positions with similar responsibilities. Base salaries are reviewed annually, and adjusted as necessary to realign them with market levels after taking into account individual responsibilities, performance and experience. This review occurs each year in the fourth quarter.

Discretionary Annual Bonuses for Named Executive Officers Other than the CEO. The Board of Directors has the authority to award discretionary annual bonuses to the Named Executive Officers based on the recommendations of the Compensation Committee. For Named Executive Officers other than the CEO, the Board has adopted a Graduated Incentive Pay-out Plan that is dependent on individual performance, as determined by the CEO, the Compensation Committee and the Board; and the Company’s net income relative to Board-approved targets. The earnings targets and individual performance goals are carefully established to provide a challenge to the Named Executive Officers while at the same time being realistically achievable. The targets and goals are based on confidential information and are competitively sensitive to the Company as they are derived from the Company’s internal projections and business plan. The Board, based on the recommendations of the Compensation Committee, establishes the target levels for incentive bonuses at the start of each fiscal year. For all executive officers, the “base salary” used for purposes of determining related bonus amounts is the base salary at the beginning of the year for which the bonus is earned. Bonuses for any given calendar year are typically not paid until March of the following year, subsequent to our receipt of the final audit report for the year and review and approval of bonus recommendations by the Board of Directors. For 2007, the target bonus level for Named Executive Officers other than the CEO was 50% of base salary. However, this plan also specifies that these target levels are guidelines only, and that all payments made pursuant to the plan are ultimately made in the discretion of the Board of Directors. Because of the Company’s favorable financial performance in 2007 relative to other members of the Peer Group, the bonus amounts for 2007 were adjusted such that the total compensation would be somewhat closer to the 75th percentile of the Peer Group. The Compensation Committee makes recommendations to the Board concerning the appropriate discretionary bonuses for the Named Executive Officers subject to this plan, and the Board approves the final bonus amounts.

CEO Incentive Bonus. The bonus for the CEO is determined by a separate agreement with the Board dating back to the inception of the Bank, which specifies an annual bonus of 5% of the Company’s pre-tax profits up to a maximum of 100% of his base salary. According to the Towers/Perrin study, the CEO’s combined salary and bonus was between the 50th and 75th percentiles relative to the combined salary and bonus for comparable positions in the Peer Group. In view of the Company’s outstanding performance compared to the Peer Group, the Compensation Committee recommended an additional discretionary bonus to the CEO to bring such total compensation close to the 75th percentile.

Equity Incentives and Stock Ownership. Our 2007 Stock Incentive Plan authorizes the Board of Directors or the Compensation Committee to grant directors and employees of the Company restricted stock awards and/or options to purchase shares of our common stock. We have not issued, nor do we currently have plans to issue, restricted stock awards. Rather, we expect to continue to use stock options as our primary long-term equity incentive vehicle, as has been our past practice. The Board and the Compensation Committee feel that stock options align the interests of executives with those of shareholders, provide a balance to the shorter-term nature of base salary and discretionary annual bonuses, and are the best form of equity compensation from the standpoint of encouraging executive retention.

Prior to 2006, block stock option grants with a five-year vesting period were typically made to new officers of the Company at the commencement of their employment and, occasionally, following a significant change in job responsibilities or to meet other special retention objectives. In 2006 and 2007 we made, and in the future we intend to continue to make, smaller annual grants to most officers of the Company, although these grants are made at the discretion of the Board of Directors. In determining the number of stock options to be granted, the Board takes into account the executive’s position, scope of responsibility, and ability to impact profits and shareholder value. These annual grants generally have five-year vesting periods, except for those for the CEO, whose options vest immediately upon grant. With respect to timing, the Board generally approves the annual stock option grants at its regular November meetings, well after the release of our third quarter earnings, with the price to be the weighted average of the closing price of the Company’s stock for all trading days in the 30 days immediately preceding the date of grant. Options may not be granted if any material nonpublic information is available to the Board at the time of grant. Additional details concerning the Plan and options granted during 2007 and held at December 31, 2007 by the Named Executive Officers are set forth below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End.” We do not have specific requirements for our executives to hold certain levels of stock ownership.

Salary Continuation Agreements. To encourage our Named Executive Officers to remain with the Company, we have entered into salary continuation agreements with them that provide annual benefits of up to $100,000 per year for periods of up to fifteen years after retirement. The benefit amounts and terms are determined by the individual’s position and scope of responsibility, as well as the amount of the annual accrual required to accumulate the appropriate liability for payment obligations. This benefit becomes fully vested and payable upon a change in control if followed by resignation or other termination of employment. The material terms of the salary continuation agreements for each of the Named Executive Officers are described below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Potential Payments Upon Termination or Change in Control – Salary Continuation and Split Dollar Agreements.” The Board and the Committee have concluded that providing these agreements is competitively necessary as virtually all comparable institutions offer similar agreements to their senior officers with comparable positions.

Split-Dollar Life Insurance. We also have split-dollar life insurance agreements with our Named Executive Officers. In connection with these agreements, the Company purchased life insurance policies on the lives of the executives. The Company owns the insurance policies, is entitled to their cash surrender value, and is responsible for paying the cost of the insurance. In the event of the executive’s death, the split-dollar agreements provide that a portion of the policy proceeds be paid to the executive’s designated beneficiaries. The split-dollar amount represents, for the most part, the present value of the salary continuation payments referenced in the previous paragraph. In some cases, but not all, the split-dollar allocation continues after the executive’s retirement. The executive is responsible for taxes on the imputed value of split-dollar benefits provided under all agreements entered into in 2005 or later. For some earlier-dated agreements, the Company pays an annual bonus sufficient in amount for the executive to reimburse the Company for the imputed value of the insurance and pay income taxes on the bonus. The Company also provides a small amount of additional life insurance coverage to the Named Executive Officers under its group term life insurance program, which is provided to all employees.

Deferred Compensation Plan. Executive officers are eligible to participate in a non-qualified deferred compensation plan, the “401 Plus Plan,” whereby they can elect to defer all or part of their salary and/or bonus for payment after retirement or termination of employment. Deferred compensation amounts are not taxed until received by the participant. Deferred compensation balances are unsecured obligations of the Company, and are credited/charged by the Company for gains/losses pegged to participant-directed investment allocations. Investment allocation options include equity funds, real estate funds, bond funds and a fixed income alternative. The Company offsets deferred compensation gains/losses with tax-advantaged income earned on separate account Company-owned life insurance that is invested in options similar to those selected by deferred compensation plan participants. Further details on the 401 Plus Plan are described below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Deferred Compensation.”

Perquisites and Other Programs. The Company provides its executive officers with perquisites and personal benefits that it believes are reasonable and consistent with its overall compensation strategy to attract and retain qualified executives and to facilitate the performance of their duties. The Company maintains a 401(k) employee savings and retirement plan, which is offered to all employees. After the end of each calendar year a discretionary contribution to the 401(k) plan is considered by the Board of Directors, which has typically resulted in a Company contribution to plan participants in the range of 70% to 75% of the first 6% of pay that the participant contributed to the plan during the preceding calendar year. Other benefits available to all employees include medical, dental, and vision insurance. Executive officers may also be provided one or more of the following: club memberships, an automobile allowance, a mileage reimbursement, use of a Company-owned automobile, use of a cell phone, and/or a cell-phone allowance, but no such perquisites are described in the Summary Compensation Table below as no Named Executive Officer received reportable benefits in 2007 totaling $10,000 or more.

Conclusion. The Compensation Committee intends to continue to link executive compensation to corporate performance and shareholder return. We believe that our executive compensation policies and programs serve the best interests of our Company and our shareholders. The various pay vehicles offered are balanced to compensate our executives for current performance and provide motivation for them to contribute to our overall future success, thereby enhancing the Company’s value for the benefit of all our shareholders.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Executive Compensation Information

The following table sets forth certain summary compensation information with respect to our Chief Executive Officer, our Chief Financial Officer, and our only other executive officers who served during 2007 whose total compensation for the fiscal year ended December 31, 2007, exceeded $100,000 (the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Year	Salary[16]	Bonus[17]	Non-Equity Incentive Plan Compensation[17]	Option Awards[18]	Changes in Pension Value and Non-Qualified Deferred Compensation Earnings[19]		All Other Compensation[20]	Total
James C. Holly President and Chief Executive Officer	2007 2006	$321,917 270,833	$31,250 —	$312,500 262,500	$9,634 12,131	$	— 226,312	$54,866 53,015	$730,167 824,791

Kenneth R. Taylor Executive Vice President and Chief Financial Officer	2007 2006	162,500 153,542	96,000 68,513	— —	6,777 2,172		20,798 22,456	11,836 10,453	297,911 257,136

James F. Gardunio Executive Vice President and Chief Credit Officer	2007 2006	162,500 153,542	96,000 68,513	— —	33,143 51,725		45,846 43,183	11,966 7,697	349,455 324,660

Kevin J. McPhaill Executive Vice President and Chief Banking Officer	2007 2006	139,583 114,583	82,500 49,500	— —	44,820 14,834		11,829 —	8,908 3,343	287,640 182,260

[16]

Includes portions of these individuals’ salaries which were deferred pursuant to the Company's 401(k) Plan or 401 Plus Plan. The 401(k) Plan permits all participants to contribute a portion of their annual compensation on a pre-tax basis (subject to a statutory maximum), which contributions vest immediately when made. To ensure that the 401(k) Plan maintains its qualified status, however, highly compensated employees are limited to approximately 6% of their annual compensation on a pre-tax basis (also subject to statutory maximum). Highly compensated employees are also allowed to defer up to 100% of their annual compensation pursuant to a non-qualified 401 Plus Plan. Employer contributions (which are made only pursuant to the 401(k) Plan) are made in varying amounts at the discretion of the Board of Directors, and become vested over a period of five (5) years at the rate of 20% per year. The 401 Plus Plan is described below under “Deferred Compensation.”

[17]

The amounts reflected in the Bonus column for the Named Executive Officers other than the CEO are based on the Company’s Graduated Pay-Out Incentive Plan. However, as discussed in the Compensation Discussion and Analysis, this plan does not specify fixed incentive bonus amounts, but rather establishes guidelines on the basis of which the Compensation Committee and the Board award discretionary bonuses. The non-equity incentive plan amount for the CEO is based on his separate agreement with the Board whereby he receives an annual bonus of 5% of the Company’s pre-tax profits, up to a maximum of 100% of his base salary. In addition, the CEO received a discretionary bonus for 2007. Portions of the amounts in the Bonus column have been deferred pursuant to the 401 Plus Plan. See “Deferred Compensation.”

[18]

Reflects the amount expensed under FAS 123R for the fiscal year concerning options granted in 2007 and in prior years. The assumptions used in valuing these option awards are detailed in Note 2 to the consolidated financial statements contained in our Annual Report to Shareholders for 2007.

[19]

Represents the salary continuation plan accruals, i.e., the total change from December 31, 2006 to December 31, 2007, in the accrued liability balance established with respect to the benefit obligation associated with the post-retirement salary continuation agreement of each Named Executive Officer. See “Pension Benefits” and “Potential Payments Upon Termination or Change in Control” for more information about the salary continuation agreements. There were no above-market or preferential earnings on non-qualified deferred compensation accounts. The Company maintains an account for each deferred compensation plan participant that includes deferred compensation and any earnings thereon. Each account is credited (or charged) every calendar quarter in an amount equal to the average account balance multiplied by returns (positive or negative) on participant-designated indices. The indices are based on funds available to the investing public, including a money market fund, a bond fund, a real estate fund, and numerous equity and hybrid funds. For more information see “Deferred Compensation.”

[20]

Perquisites and other personal benefits provided to each of the Named Executive Officers in 2007 were less than $10,000. The figures in the “All Other Compensation” column include: employer contributions to these individuals’ accounts pursuant to the 401(k) Plan; imputed term life insurance premiums for Messrs. Gardunio and McPhaill; and cash bonuses of $18,141 and $1,711 for Messrs. Holly and Taylor, respectively, to reimburse them for the imputed value and tax costs associated with their split dollar life insurance benefits. For Mr. Holly only, also includes director fees of $26,600.

Grants of Plan-Based Awards

The following table furnishes information regarding plan-based awards granted to the Named Executive Officers during 2007:

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Number of Shares Underlying Options Granted in 2007	Exercise or Base Price[22]	Grant Date (123R) Fair Value
		Threshold[21]	Target[21]	Maximum[21]
James C. Holly	11/15/07	—	—	—	2,500	$26.58	$9,634
	n/a	—	$312,500	$312,500	—	—	—
Kenneth R. Taylor	11/15/07	—	—	—	2,000	26.58	10,847
James F. Gardunio	11/15/07	—	—	—	2,000	26.58	10,847
Kevin J. McPhaill	11/15/07	—	—	—	2,000	26.58	10,847

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards held by the Named Executive Officers as of December 31, 2007:

Outstanding Equity Awards at Fiscal Year-End23

Name	Number of Shares Underlying Unexercised Options – Exercisable	Number of Shares Underlying Unexercised Options – Unexercisable[23]	Option Exercise Price[22]	Option Expiration Date
James C. Holly	2,500	—	$31.70	11/16/16
	2,500	—	26.58	11/15/17
Kenneth R. Taylor	21,000	—	6.43	10/11/11
	400	1,600	31.70	11/16/16
	—	2,000	26.58	11/15/17
James F. Gardunio	10,000	15,000	22.74	4/21/15
	—	2,000	26.58	11/15/17
Kevin J. McPhaill	3,000	12,000	28.14	8/17/16
	400	1,600	31.70	11/16/16
	—	2,000	26.58	11/15/17

[21]

The non-equity incentive plan award for the CEO is based on his separate agreement with the Board whereby he receives an annual bonus of 5% of the Company’s pre-tax profits, up to a maximum of 100% of his base salary. The award was earned in the year made, so the target and maximum amounts both correspond to the actual amount paid, which was included as “Non-Equity Plan Compensation” in the Summary Compensation Table above. This amount reflected the 100% of base salary cap specified in Mr. Holly’s agreement with the Board (see “COMPENSATION DISCUSSION AND ANALYSIS – CEO Incentive Bonus”).

[22]

The exercise price for all options is the fair market value on the date of grant, as determined by the Board of Directors in accordance with the terms of the stock incentive plan. As there is a relatively limited trading market for the Company’s stock, and the price is therefore subject to fluctuation, the Board of Directors does not believe that the closing price of the stock on the date of grant is generally an accurate measure of the fair market value of the Company’s stock on that date. Accordingly, to determine the fair market value on the date of grant, the Board uses the weighted average closing price for all trading days in the 30 calendar days immediately preceding the grant date to determine the market price of the stock for purposes of stock option grants. For the options granted in 2007, the exercise price was higher than the closing market price on the grant date.

[23]

All outstanding options vest at the rate of 20% per year commencing one year from the date of grant, except for options granted to the CEO, which vested immediately upon grant. Options are for terms of ten years. Unvested options accelerate in the event of a change in control of the Company, and options terminate in the event of termination of employment, with the time period for exercise of the vested portion depending on the reason the service ceases. In the case of termination for cause, the options expire immediately.

Option Exercises and Stock Vested

The following table provides information regarding options exercised by the Named Executive Officers during 2007, and the value realized thereon. No information is provided concerning stock awards, as the Named Executive Officers did not have any stock awards as of December 31, 2007.

Option Exercises in 2007

Name	Shares Acquired on Exercise in 2007	Value Realized on Exercise[24]
James C. Holly	50,000	$1,107,500
Kenneth R. Taylor	—	n/a
James F. Gardunio	—	n/a
Kevin J. McPhaill	—	n/a

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers under his Salary Continuation Agreement. Detailed information concerning the material provisions of such agreements appears below under “Potential Payments Upon Termination or Change in Control – Salary Continuation and Split Dollar Agreements.”

Pension Benefits

Name	Plan Name	Number of Years Credited Service[25]	Present Value of Accumulated Benefit[26]	Payments During Last Fiscal Year
James C. Holly	Salary Continuation Agreement	n/a	$992,467	—
Kenneth R. Taylor	Salary Continuation Agreement	n/a	70,938	—
James F. Gardunio	Salary Continuation Agreement	n/a	106,273	—
Kevin J. McPhaill	Salary Continuation Agreement	n/a	11,829	—

Deferred Compensation

The Company has a 401 Plus Non-Qualified Deferred Compensation Plan (the “401 Plus Plan”), pursuant to which the Named Executive Officers among others may elect to defer a portion of their annual compensation. The Company does not make contributions to the plan. The 401 Plus Plan is unfunded for tax purposes and for purposes of ERISA. The Company maintains an account for each 401 Plus Plan participant that includes deferred compensation and any earnings thereon. All amounts in these accounts represent unsecured liabilities of the Company. Each account is credited (or charged) every calendar quarter in an amount

[24]	Represents the excess of the aggregate fair market value over the aggregate exercise price of the shares at the time of exercise.
[25]	Benefits due under the salary continuation agreements are set forth in each agreement and are not determined by a formula based on years of service.
[26]	Represents the cumulative amount accrued with respect to the salary continuation agreements for each of the Named Executive Officers as of December 31, 2007. Monthly accruals are made to accrue for these post-retirement benefit obligations in a systematic and orderly way using an appropriate discount rate, such that the accrued liability balance at the participant’s retirement date will be equal to the then present value of the benefits promised under the salary continuation agreement. During 2007, we used a 6.0% discount rate.

equal to the average account balance multiplied by returns (positive or negative) on participant-designated indices. The indices are based on funds available to the investing public, including a money market fund, a bond fund, a real estate fund, and numerous equity and hybrid funds. There were no above-market or preferential earnings on the 401 Plus Plan accounts, and no employer matching credits or performance incentive credits have been added to any account. The Company hedges participant earnings with income from Company-owned life insurance that is invested in the same funds that participant-directed indices are based upon, and with deferred tax assets associated with participant accounts. Deferral amounts are selected by the participant in accordance with applicable legal requirements. Payouts may be either lump sum or paid out over time upon retirement or other termination of employment, at the election of the participant subject to various legal requirements and restrictions.

The following table sets forth information concerning activity under the 401 Plus Plan for the Named Executive Officers as of and for the fiscal year ended December 31, 2007:

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year[27]	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year[28]	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year[29]
James C. Holly	—	—	$20,303	—	$646,602
Kenneth R. Taylor	$17,128	—	6,493	—	147,828
James F. Gardunio	92,144	—	8,115	—	220,176
Kevin J. McPhaill	—	—	—	—	—

Potential Payments Upon Termination or Change in Control

The following discussion summarizes the compensation and benefits payable to the Named Executive Officers in the event of a termination of employment under various circumstances, assuming that a termination of employment had occurred on December 31, 2007. The benefits which would be triggered in the event of a change in control include: (i) acceleration of unvested stock options; and (ii) accelerated vesting and payment of benefits under salary continuation agreements. For the salary continuation benefits to be triggered, the individuals must also either resign or be terminated following the change in control.

If a change in control had occurred on December 31, 2007, the Named Executive Officers would have been entitled to exercise or receive the value of their unvested stock options with the following values: Mr. Holly: $0; Mr. Taylor: $0; Mr. Gardunio: $32,250; and Mr. McPhaill: $0. Under their salary continuation agreements, each of the Named Officers would have received the following annual benefits beginning in 2008, assuming a change in control and related termination or resignation as of December 31, 2007: Messrs. Holly, Taylor and McPhaill: $100,000 per year for fifteen years; and Mr. Gardunio: $75,000 per year for ten years. In the case of Mr. Holly, as he had already reached his retirement age prior to December 31, 2007, there would have been no additional benefit resulting from the change in control.

[27]	These amounts were included in the Salary and/or Bonus columns of the Summary Compensation Table in “Summary Executive Compensation Information” above.
[28]	These amounts were not included in the Summary Compensation Table as none of the earnings on the accounts were above-market or preferential.
[29]

The balances in these accounts represent a combination of participant contributions and earnings thereon. The following amounts, representing cumulative executive contributions through December 31, 2006, have been reported in the applicable Summary Compensation Table for the year earned and deferred: Mr. Holly: $315,051; Mr. Taylor: $109,693; and Mr. Gardunio: $107,247.

If any of the Named Executive Officers had been terminated on December 31, 2007 without cause, or had left the Company due to death or disability, they would have been vested in a portion of their retirement benefits under their salary continuation agreements. Mr. Holly reached his normal retirement age under his agreement in August 2006, so would have received the full $100,000 per year for fifteen years in the event of termination for any reason (other than cause) at December 31, 2007. If Mr. Taylor, Mr. Gardunio, or Mr. McPhaill had left the Company at December 31, 2007 due to disability or termination without cause, they would have received their accrued liability balances of $70,938, $106,273, and $11,829, respectively. None of these three individuals would have received any benefits in the event of voluntary termination. The lump sum amounts that would have been paid upon the death of any of the Named Executive Officers at December 31, 2007, are as follows: Mr. Holly: $978,000; Mr. Taylor: $992,000; Mr. Gardunio: $581,000; and Mr. McPhaill: $992,000. The material terms of the salary continuation agreements with the Named Executive Officers, including the payments due under the various circumstances described in this paragraph, are described in more detail below.

Salary Continuation and Split Dollar Agreements. The Company entered into a salary continuation agreement with Mr. Holly in October 2002 which provides an annual benefit of $100,000 per year for fifteen years upon retirement or at age 66 (whichever is later), subject to certain conditions. Mr. Holly reached his normal retirement age under his agreement in August 2006, so will receive the full $100,000 per year for fifteen years in the event of termination of employment for any reason, except that no benefits would be paid in the event of termination for cause. The Company also entered into a split dollar agreement with Mr. Holly in October 2002 (amended in July 2003) which provides for a lump sum death benefit in the amount of approximately $978,000 in the event of death prior to retirement while still employed by the Bank. In the event of death after retirement, Mr. Holly’s beneficiary shall receive the full lump sum death benefit under the split dollar agreement in addition to all retirement benefits previously paid under the salary continuation agreement at the time of death, which retirement benefits shall cease at that time.

The Company also entered into a salary continuation agreement with Mr. Taylor in October 2002 (amended in January 2007), which provides an annual benefit of $100,000 per year for fifteen years upon retirement or at age 65 (whichever is later), subject to certain conditions. In the event of a change in ownership of more than 50% of the Company’s stock (subject to certain exceptions), Mr. Taylor will be fully vested in his retirement benefits if he resigns or is terminated for any reason, and will begin to receive such benefits within the month following termination of his employment (subject to the requirements of Section 409A of the Internal Revenue Code), rather than at age 65. No benefits are payable in the event of voluntary termination or termination for cause. In the event of disability or termination without cause, Mr. Taylor would be entitled to a lump sum payment equal to the amount accrued on the Company’s books for such liability as of the end of the month preceding termination or disability. This amount can change depending on the current discount rate, but by current estimates will be approximately $992,000 when the benefit is fully vested and accrued in August 2024. By way of example, this amount would be approximately $94,000 at the end of December 2008, $148,000 at the end of December 2010 and $656,000 at the end of December 2020. The accrual balance at December 31, 2007 is shown in the Pension Benefits table above. The Company also entered into a split dollar agreement with Mr. Taylor in October 2002 which provides for certain payments in the event of death in addition to those provided in his salary continuation agreement. The two agreements together provide for a combined lump sum death benefit in the amount of approximately $992,000 in event of death prior to retirement while still employed by the Bank. In the event of death after retirement or other termination of employment, Mr. Taylor’s beneficiary will receive a lump sum death benefit of approximately $658,000 under his split dollar agreement. In addition, his beneficiary will receive, or continue to receive, the same benefits under his salary continuation agreement to which he was entitled at the time of his death.

The Company also entered into a salary continuation agreement and a split dollar agreement with Mr. Gardunio in August 2005 containing the same material terms as Mr. Taylor’s agreements, except that the amount of his annual benefit is $75,000; it will be paid for a period of ten rather than fifteen years; the amount of the lump sum death benefit, which is provided under the split dollar agreement only, will be approximately $581,000; and the retirement benefits under his salary continuation agreement will cease in the event of death after retirement. In the event of disability or termination without cause, Mr. Gardunio’s lump sum accrual balance due would be approximately $155,000 at the end of 2008 and $261,000 at the end of 2010, subject to change depending on the discount rate. This benefit will be fully accrued in August 2015 at which time it is estimated to be $566,000, which is the net present value of $75,000 per year for ten years discounted at an annual rate of 6%. The accrual balance at December 31, 2007 is shown in the Pension Benefits table above.

The Company also entered into a salary continuation agreement, but no split dollar agreement, with Mr. McPhaill in January 2007 containing the same material terms as Mr. Taylor’s salary continuation agreement, except that Mr. McPhaill’s salary continuation agreement provides a lump sum death benefit of approximately $992,000 in the event of death prior to retirement while still employed by the Bank; and in the event of death after retirement or other termination of employment, there will be no lump sum death benefit, but his beneficiary will receive, or continue to receive, the same benefits under his salary continuation agreement to which he was entitled at the time of his death. In the event of disability or termination without cause, Mr. McPhaill’s lump sum accrual balance would be approximately $24,000 at the end of 2008, $52,000 at the end of 2010, $252,000 at the end of 2020, and $615,000 at the end of 2030, subject to change depending on the discount rate. This benefit will be fully accrued in May 2037, at which time it is estimated to be $992,000, which is the net present value of $100,000 per year for fifteen years discounted at an annual rate of 6%. The accrual balance at December 31, 2007 is shown in the Pension Benefits table above.

The Company accrues monthly for the post-retirement benefit obligations under the salary continuation agreements in a systematic and orderly way using an appropriate discount rate. The Company also purchased single premium life insurance policies when the salary continuation agreements were originally established, in part to provide tax advantaged income to offset the annual cost of the accruals. These policies name the Company as beneficiary and the proceeds or cash surrender value of the policies will ultimately reimburse the Company for the original investments in the policies, as well as for payments made under the salary continuation agreements. The Company purchases additional life insurance from time to time such that the aggregate amount is appropriate in relation to the accruals and ultimate obligations under the salary continuation agreements. The amounts expensed for the Named Executive Officers for the salary continuation agreements in 2007 (see the Summary Compensation Table in “Summary Executive Compensation Information” above) were more than offset by such tax advantaged income.

Compensation of Directors

Non-employee directors received $900 per meeting for their attendance at Board meetings in 2007 and $500 per meeting for committee meetings attended, except the Chairman of the Board who received $1,500 per Board meeting, and the Chairman of the Audit Committee who received $1,000 per Audit Committee meeting chaired. The President received $900 per meeting for attendance at Board of Directors meetings, but did not receive any fees for attending committee meetings. In addition, all directors received an annual retainer of $14,900. Effective January 1, 2008, the annual retainer increased to $15,700.

On October 1, 2002, the Company instituted a Director Retirement Plan. Participants include all non-employee directors. Under the plan, each non-employee director has entered into a director retirement agreement with the Company providing a retirement benefit of $25,000 per year for ten years, commencing at retirement. All non-employee directors will be eligible for retirement after five years from the date their agreements or at age 70, whichever comes later. In the case of death either before or after a director becomes eligible to retire, the benefit paid to designated beneficiaries will be a lump sum equal to the present value of any remaining unpaid annual benefits, discounted at 8%. Assuming that no annual retirement payments have been made, the death benefit will be approximately $173,000. Death benefits are in the form of split-dollar life insurance proceeds for directors who were under the age of 76 at the commencement of the plan, but will consist of cash payments directly from the Company for all other directors.

In case of disability, the Company will continue to accrue until the later of the five-year vesting period or age 70, at which time the director will receive the full accrued amount (equal to the present value of $25,000 per year for ten years, discounted at 8%). Immediate vesting will occur in the event of a “change in control,” and annual retirement payments will commence immediately.

Effective January 1, 2007, the Company entered into supplemental retirement agreements with each of the non-employee directors at the time, providing for additional payments of $25,000 per year for ten years at retirement on or after the later of age 70 or five years from the date of the agreement. In the event of disability, or in the event of a change in control prior to that time, the annual payment would be a reduced amount, based on the Company’s accrued liability under the agreement at the end of the plan year immediately prior to termination of service. Each agreement also includes a pre-retirement death benefit, which is a lump sum amount equal to the Company’s accrued liability as of the end of the month immediately prior to death.

The Company accrues monthly for the post-retirement benefit obligations under the retirement agreements in a systematic and orderly way using an appropriate discount rate. The Company also purchased single premium life insurance policies covering most of the non-employee directors when the Director Retirement Plan was implemented, in part to provide tax advantaged income to offset the annual cost of the accruals. These policies name the Company as beneficiary and the proceeds or cash surrender value of the policies will ultimately reimburse the Company for the original investments in the policies, as well as for payments made under the retirement agreements. The Company purchases additional life insurance from time to time such that the aggregate amount is appropriate in relation to the accruals and ultimate obligations under the retirement agreements. The aggregate amount accrued on behalf of the non-employee directors in 2007 was $358,000. However, this amount was more than offset by tax advantaged income the Company earned on the insurance policies during the year.

The table below summarizes the compensation paid to non-employee directors for the year ended December 31, 2007. Compensation paid to Mr. Holly, the only director who is also a Named Executive Officer, is set forth above in the various sections above concerning compensation paid to Named Executive Officers.

Director Summary Compensation Table

Name	Fees Earned or Paid in Cash	Option Awards[30]	Changes in Pension Value and Non-Qualified Deferred Compensation on Earnings[31]	All Other Compensation[32]	Total
Albert L. Berra	$42,300	$9,634	$61,281	$3,207	$116,422
Robert L. Fields	37,100	9,634	37,634	16,041	100,409
Vincent L. Jurkovich	43,800	9,634	57,801	16,041	127,276
Lynda B. Scearcy	—	—	—	—	—
Morris A. Tharp	52,400	9,634	67,016	3,568	132,618
Robert H. Tienken	43,800	9,634	74,868	—	128,302
Gordon T. Woods	48,200	9,634	59,183	5,277	122,294

[30]

Represents the amount expensed under FAS 123R for the fiscal year concerning options granted in 2007. The assumptions used in valuing these option awards are detailed in Note 2 to the consolidated financial statements contained in our Annual Report to Shareholders for 2007. As of December 31, 2007, each non-employee director held fully vested stock options covering the following numbers of shares: Dr. Berra: 30,000 shares; Mr. Fields: 5,000 shares; Mr. Jurkovich: 94,500 shares; Mr. Tharp: 65,000 shares; Mr. Tienken: 25,000 shares; and Mr. Woods: 40,000 shares. During 2007, directors Berra, Tienken and Woods exercised stock options covering 30,000, 34,000 and 5,000 shares of common stock, respectively, recognizing values of $609,685, $674,640 and $91,125, respectively, upon exercise, which represents excess of the aggregate fair market value over the aggregate exercise price of the shares at the time of exercise. Information concerning stock options granted to and held by Mr. Holly, who is also a Named Executive Officer, is set forth above under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.”

[31]

Represents the retirement plan accruals, i.e., the total change from December 31, 2006 to December 31, 2007 in the accrued liability balance established with respect to the benefit obligation associated with the Director Retirement Plan agreement for each non-employee director. There were no above market or preferential earnings on non-qualified deferred compensation accounts.

[32]

Perquisites and other personal benefits provided to each of the non-employee directors in 2007 were less than $10,000. The amounts in this column represent cash bonuses to reimburse the applicable individual for the imputed value and tax costs associated with their split dollar life insurance benefits.

RELATED PARTY TRANSACTIONS

Some of our executive officers and directors and the companies with which they are associated have been customers of, and have had banking transactions with, Bank of the Sierra (the “Bank”) in the ordinary course of the Bank’s business since January 1, 2007, and the Bank expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons of similar creditworthiness, and in the opinion of Management, did not involve more than the normal risk of repayment or present any other unfavorable features.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management knows of no person who owned beneficially more than 5% of the Company’s outstanding common stock as of March 24, 2008, except for Robert L. Fields, James C. Holly and Morris A. Tharp, each of whom is a member of the Company’s Board of Directors; and Patricia L. Childress and Carol A. Bates. Information concerning the stock ownership of the Company’s executive officers, directors and nominees for director is set forth above under “ELECTION OF DIRECTORS.” The following table furnishes information, as of March 24, 2008, regarding Patricia L. Childress and Carol A. Bates:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Patricia L. Childress 356 North Porter Road PMB 148 Porterville, California 93257	665,615	[33],[34]	6.85%[33]

Common Stock	Carol A. Bates 30731 Highway 190 Porterville, California 93257	549,124	33,[35]	5.65%[33]

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to its 2007 fiscal year, no director, executive officer or beneficial owner of 10% or more of our common stock failed to file, on a timely basis, reports required during or with respect to 2007 by Section 16(a) of the Securities Exchange Act of 1934, as amended, except as indicated below. Each of our directors and executive officers inadvertently failed to file one timely report on Form 4 with respect to the grant of a stock option in November 2007; Dr. Berra inadvertently failed to timely file one timely report with respect to one small transaction; Mr. Fields failed to timely file two reports with respect to two small transactions; and Mr. Tienken failed to timely file one report with respect to the exercise of a stock option. We are unable to express an opinion as to whether any reports required by Section 16(a) were due with respect to 2007 by Patricia Childress and Carol Bates.

[33]

Based on a Schedule 13D filed with the Securities and Exchange Commission on March 25, 2008 pertaining to an agreement between these two individuals entered into on March 14, 2008 with respect to the voting of their shares at the Meeting. According to the Schedule 13D, Ms. Bates has agreed to vote her shares for the election of Ms. Childress and to provide financial and personal assistance to further this goal, as a result of which these individuals are deemed to be acting in concert as a group for the purposes of changing of influencing the control of the Company.

[34]

According to the Schedule 13D, Ms. Childress has sole voting power with respect to 632,942 shares; shared voting power with respect to 32,673 shares; sole dispositive power with respect to 649,048 shares; and shared dispositive power with respect to 6,000 shares.

[35]

According to the Schedule 13D, Ms. Bates has sole voting power with respect to 516, 451 shares; shared voting power with respect to 32,673 shares; sole dispositive power with respect to 527, 018 shares; and shared dispositive power with respect to 6,000 shares.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Vavrinek, Trine, Day & Co., LLP (“Vavrinek”) as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008. Vavrinek audited the Company’s financial statements for the year ended December 31, 2007. Representatives of Vavrinek are expected to be present at the Meeting and to be available to respond to appropriate questions.

Fees

The aggregate fees billed by Vavrinek for the fiscal years ended December 31, 2007 and 2006, were as follows:

	2007	2006
Audit fees[36]	$258,123	$268,393
Audit related fees[37]	10,350	9,300
Tax fees[38]	41,100	37,425
All other fees	—	—

Total	$309,573	$315,118

None of the fees paid to our independent public accountants during 2007 and 2006 were paid under the de minimis safe harbor exception from Audit Committee pre-approval requirements. The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining Vavrinek’s independence.

PROPOSALS OF SHAREHOLDERS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal concerning our 2009 Annual Meeting of Shareholders must be submitted by a shareholder prior to December 29, 2008 in order to qualify for inclusion in the proxy statement relating to such meeting. The submission by a shareholder of a proposal does not guarantee that it will be included in the proxy statement. Shareholder proposals are subject to certain regulations and requirements under federal securities laws.

The persons named as proxies for the 2009 Annual Meeting of Shareholders will have discretionary authority to vote on any shareholder proposal which is not included in our proxy materials for the meeting, unless we receive notice of the proposal by March 13, 2009. If we receive proper notice by that date, the proxy holders will not have discretionary voting authority except as provided in federal regulations governing shareholder proposals.

[36]	Includes $116,123 and $137,393 for 2007 and 2006, respectively, for the audit of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.
[37]	Consists entirely of audits of the Company’s employee benefit plans.
[38]	Tax services included preparation of tax returns and tax payment planning services, as well as fees related to other tax advice, tax consulting and planning other than for tax compliance preparation.

OTHER MATTERS

Management does not know of any matters to be presented to the Meeting other than those set forth above. However, if other matters properly come before the Meeting, it is the intention of the proxy holders to vote said Proxy in accordance with the recommendations of your Board of Directors, and authority to do so is included in the Proxy.

DATED: April 28, 2008	SIERRA BANCORP

James C. Holly
President and Chief Executive Officer

A COPY OF THE COMPANY’S 2007 ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS (BUT WITHOUT EXHIBITS) FILED WITH THE SEC IS INCLUDED AS PART OF THE COMPANY’S ANNUAL REPORT TO SHAREHOLDERS WHICH IS BEING SENT TO SHAREHOLDERS TOGETHER WITH THIS PROXY STATEMENT. IF A SHAREHOLDER DESIRES COPIES OF THE EXHIBITS TO THE REPORT, THEY WILL BE PROVIDED UPON PAYMENT BY THE SHAREHOLDER OF THE COST OF FURNISHING THE EXHIBITS TOGETHER WITH A WRITTEN REQUEST TO KENNETH R. TAYLOR, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AT 86 NORTH MAIN STREET, PORTERVILLE, CALIFORNIA 93257.

INFORMATION REGARDING PARTICIPANTS

Sierra Bancorp (the “Company”) and its directors and director nominees are, and certain of its executive officers may be deemed to be, “Participants,” as such term is defined under applicable Securities and Exchange Commission rules, in a solicitation of proxies in connection with the Company’s upcoming 2008 annual meeting of shareholders. Each of the Participants in the solicitation, together with the number of shares of the Company’s common stock beneficially owned by each of these persons as of March 24, 2008, are listed in the table which appears on pages 3 and 4 of the Proxy Statement. As all Participants are executive officers or directors of the Company, all other required information concerning such individuals contained in the body of this Proxy Statement.

INFORMATION REGARDING TRANSACTIONS IN OUR SECURITIES BY PARTICIPANTS

The following table sets forth information regarding purchases and sales of shares of Sierra Bancorp common stock by the Participants during the two-year period ended March 24, 2008. No part of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date of Transaction	Number of Shares	Transaction Notes
Albert L. Berra	06/05/06	15,000		(1)
	06/12/06	5,000		(1)
	12/22/06	(89,935)		(2)
	02/21/07	(13,900)		(2)
	05/25/07	(3,300)		(3)
	05/29/07	(1,200)		(3)
	05/30/07	(1,000)		(3)
	05/31/07	(500)		(3)
	06/01/07	(1,000)		(3)
	09/10/07	30,000		(1)
	09/10/07	(13,300)		(3)
	09/11/07	(2,700)		(3)
	12/05/07	(6,300)		(2)
Robert L. Fields	07/13/06	(4,000)		(2)
	02/16/07	(3,000)		(2)
	08/24/07	(1,708)		(3)
	08/28/07	(400)		(3)
	09/18/07	(700)		(3)
	09/19/07	(12,036)		(3)
	09/21/07	(5,156)		(3)
	10/05/07	(10,000)		(3)
	02/15/08	(6,000)		(2)
James C. Holly	03/29/06	(4,200)		(3)
	03/31/06	(1,100)		(3)
	04/03/06	(2,300)		(3)
	04/19/06	(4,690)		(3)
	04/21/06	(1,897)		(3)
	04/26/06	(1,175)		(3)
	05/02/06	(2,838)		(3)
	07/28/06	(7,827)		(3)
	07/31/06	(2,173)		(3)
	02/26/07	(30,000)		(3)
	08/28/07	10,000		(1)

APPENDIX A

Name	Date of Transaction	Number of Shares	Transaction Notes
James C. Holly (continued)	08/28/07	(10,000)		(3)
	09/19/07	10,000		(1)
	09/19/07	(10,000)		(3)
	12/13/07	(3,672)		(2)
Morris A. Tharp	05/26/06	(17,700)		(3)
Robert H. Tienken	06/01/06	(5,000)		(2)
	10/26/06	15,000		(1)
	12/05/06	(316)		(3)
	12/06/06	(44)		(3)
	12/07/06	(2,275)		(3)
	12/08/06	(644)		(3)
	12/13/06	(225)		(3)
	12/22/06	(1,500)		(2)
	02/08/07	(8,496)		(3)
	08/23/07	24,000		(1)
	10/31/07	(700)		(3)
	11/14/07	(100)		(3)
	12/05/07	(9,250)		(2)
	12/07/07	(13,200)		(2)
	12/21/07	10,000		(1)
Lynda B. Scearcy	02/06/08	110		(4)
Gordon T. Woods	07/27/06	10,000		(1)
	09/11/07	2,500		(1)
	11/16/07	2,500		(1)
	01/25/08	5,000		(1)
	02/26/08	100		(1)
	02/26/08	(100)		(3)
	03/05/08	(2,000)		(3)
	03/06/08	2,900		(1)
	03/06/08	(2,000)		(3)
	03/07/08	2,000		(1)
	03/07/08	(900)		(3)
Kevin J. McPhaill	10/26/06	2,000		(1)
	11/01/06	(2,500)		(3)
	05/04/07	(1,000)		(3)

(1)	Exercise of stock option
(2)	Gift
(3)	Open market sale
(4)	Open market purchase

A-2

g

YOUR VOTE IS IMPORTANT

VOTE BY INTERNET/TELEPHONE

24 HOURS A DAY, 7 DAYS A WEEK

INTERNET	TELEPHONE	MAIL

www.ces.vote.com	1-888-693-8683

• Go to the website listed above.	• Use any touch-tone telephone.	• Mark, sign and date your proxy card.

• Have your proxy card ready.	• Have your proxy card ready.	• Detach your proxy card.

• Follow the simple instructions that appear on your computer screen.	• Follow the simple recorded instructions.	• Return your proxy card in the postage paid envelope provided.

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope

(continued from other side)

▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED. THE PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IF NO INSTRUCTIONS ARE GIVEN, THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED “FOR” ALL NOMINEES LISTED.

1. Election of Directors. To elect the following four (4) individuals to serve as Class I directors until the 2010 annual meeting of shareholders and until their successors are elected and qualified: Robert L. Fields, James C. Holly, Lynda B. Scearcy and Morris A. Tharp.

Mark here to vote FOR all nominees	Mark here to WITHHOLD vote from all nominees	For all EXCEPT – To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) in the space below.

☐	☐	☐

2.      To transact such other business as may properly come before the Meeting and at any adjournment or adjournments thereof. Management at present knows of no other business to be presented by or on behalf of the Company or its Board of Directors at the Meeting.

IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

PLEASE SIGN AND DATE BELOW

Dated:

(Signature of Shareholder)

(Signature, if held jointly)

(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN, EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SING EXACTLY AS NAME APPEARS ON THIS PROXY.

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. ☐

Number of Persons

REVOCABLE PROXY

SIERRA BANCORP

ANNUAL MEETING OF SHAREHOLDERS – May 21, 2008

The undersigned shareholder(s) of Sierra Bancorp (the “Company”) hereby nominates, constitutes and appoints James C. Holly, Morris A. Tharp, and Robert H. Tienken, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Company’s 2008 Annual Meeting of Shareholders, to be held at the Main Office of Bank of the Sierra, 90 North Main Street, Porterville, California 93257 on Wednesday, May 21, 2008 at 7:30 p.m., and at any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as indicated on the reverse side hereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.